                                  EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

     Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Asset Purchase Agreement have been omitted. Such exhibits and schedules will be submitted to the Securities and EXchange Commission upon request.

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                          COMPAQ COMPUTER CORPORATION

                                      AND

                         DIGITAL EQUIPMENT CORPORATION

                            (COLLECTIVELY, "SELLER")

                                      AND

                          ABOVENET COMMUNICATIONS INC.

                                 ("PURCHASER")

                                      AND

                              PX ACQUISITION CORP.

                                    ("SUB")

                            DATED AS OF MAY 21, 1999

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ARTICLE I      DEFINITIONS...........................................   1
        1.1    Definitions...........................................   1
        1.2    Interpretation........................................   5

ARTICLE II     SALE AND PURCHASE OF PURCHASED ASSETS; ASSUMPTION
               OF ASSUMED OBLIGATIONS................................   6
        2.1    Purchased Assets......................................   6
        2.2    Assignment of Contracts, Leases and Other Assets......   7
        2.3    Excluded Assets.......................................   8
        2.4    Assumed Obligations...................................   9
        2.5    No Other Liabilities Assumed..........................   9
        2.6    Allocation of Taxes...................................  10
        2.7    Minimization of Taxes.................................  11
        2.8    Allocation of Consideration...........................  11
        2.9    Cooperation and Records Retention.....................  11
        2.10   529 Bryant Street.....................................  11
        2.11   Unearned Revenue and Prepaid Credits..................  12
        2.12   Accounts Receivable...................................  12

ARTICLE III    PURCHASE PRICE AND PAYMENT............................  12
        3.1    Payment of Purchase Price.............................  12

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLER..............  12
        4.1    Organization, Good Standing and Qualification.........  13
        4.2    Authority.............................................  13
        4.3    Consents and Approvals; No Conflicts, etc. ...........  13
        4.4    No Adverse Effect or Changes..........................  14
        4.5    Title to Properties...................................  15
        4.6    No Undisclosed Liabilities............................  15
        4.7    Condition of Purchased Assets.........................  15
        4.8    Equipment.............................................  15
        4.9    Material Customer Sales Order.........................  15
        4.10   PAIX Intellectual Property............................  15
        4.11   Permits...............................................  16
        4.12   Compliance with Laws and Regulations;
                 Governmental Licenses, Etc. ........................  16
        4.13   Employment and Labor Matters..........................  16
        4.14   Capital Improvements..................................  16
        4.15   Taxes.................................................  16
        4.16   No Defaults or Violations.............................  17
        4.17   Litigation............................................  17
        4.18   Major Customers.......................................  17
        4.19   Environmental Matters.................................  17

        4.20   Employees and Employee Benefit Plans..................  18
        4.21   Due Diligence.........................................  18
        4.22   Brokers...............................................  18
        4.23   PAIX Financial Statements.............................  18

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
               AND SUB...............................................  19
        5.1    Organization, Good Standing and Qualification.........  19
        5.2    Authority.............................................  19
        5.3    Consents and Approvals; No Conflicts, etc. ...........  20
        5.4    Broker................................................  20

ARTICLE VI     COVENANTS OF SELLER...................................  20
        6.1    Preservation of Business..............................  20
        6.2    Cooperation...........................................  22
        6.3    Access to Information and Facilities..................  22
        6.4    Hart-Scott-Rodino Act.................................  22
        6.5    PAIX Financial Statements.............................  22
        6.6    Consents and Approvals................................  22
        6.7    Supplemental Information..............................  23
        6.8    Regulatory Approvals; Transfer of Permits.............  23
        6.9    Accounts Receivable...................................  23
        6.10   Filing of Tax Returns.................................  23
        6.11   No Shop...............................................  23
        6.12   Non-Solicitation......................................  23
        6.13   Post-Closing Audit Assistance.........................  24

ARTICLE VII    COVENANTS OF THE PURCHASER............................  24
        7.1    Implementing Agreement................................  24
        7.2    Consents and Approvals................................  24
        7.3    Hart-Scott-Rodino Act.................................  24
        7.4    Supplemental Information..............................  24
        7.5    Cooperation...........................................  24

ARTICLE VIII   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER
               AND SUB...............................................  25
        8.1    Representations and Warranties........................  25
        8.2    Performance...........................................  25
        8.3    Authorizations........................................  25
        8.4    Proceedings and Documents.............................  25
        8.5    Bill of Sale..........................................  25
        8.6    Assignment and Assumption Agreement...................  25
        8.7    Injunctions, Temporary Restraining Orders and
                 Third Party Actions.................................  25
        8.8    No Adverse Change or Event............................  26

ARTICLE IX     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.........  26
        9.1    Representations and Warranties........................  26
        9.2    Performance...........................................  26
        9.3    Authorizations........................................  26
        9.4    Proceedings and Documents.............................  26
        9.5    Payment of Cash.......................................  26
        9.6    Assignment and Assumption Agreement...................  26
        9.7    Injunctions, Temporary Restraining Orders and
                 Third Party Actions.................................  27
        9.8    No Adverse Change or Event............................  27

ARTICLE X      EMPLOYEES, BENEFIT PLANS AND CORPORATE FUNCTIONS......  27
        10.1   Employees.............................................  27

ARTICLE XI     CLOSING...............................................  28
        11.1   Closing...............................................  28
        11.2   Deliveries by Seller..................................  28
        11.3   Deliveries by the Purchaser or Sub....................  29
        11.4   PAIX Facilities Lease.................................  29

ARTICLE XII    POST-CLOSING CONTRACTUAL OBLIGATIONS..................  29
        12.1   OC3 Circuit...........................................  30
        12.2   Internet Access.......................................  30
        12.3   Right of First Refusal................................  30
        12.4   Pricing Terms.........................................  31
        12.5   Future Services.......................................  31
        12.6   Reseller Programs.....................................  31
        12.7   Non-Competition.......................................  31
        12.8   Nonrelocation of PAIX.................................  31
        12.9   Cooperation...........................................  31
        12.10  Termination...........................................  32

ARTICLE XIII   TERMINATION...........................................  32
        13.1   Termination...........................................  32
        13.2   Effect of Termination.................................  32

ARTICLE XIV    INDEMNIFICATION.......................................  32
        14.1   Survival of Representations and Warranties............  32
        14.2   Indemnification by Seller.............................  33
        14.3   Indemnification by the Purchaser......................  33
        14.4   Claims................................................  33
        14.5   Notice of Third Party Claims; Assumption of Defense...  33
        14.6   Settlement or Compromise..............................  34
        14.7   Failure of Indemnifying Person to Act.................  34
        14.8   Limits of Seller to Indemnify.........................  34
        14.9   Limits of the Purchaser to Indemnify..................  35
        14.10  Maximum Payments; Remedy..............................  35

ARTICLE XV     MISCELLANEOUS.........................................  35
        15.1   Expenses..............................................  35
        15.2   Amendment.............................................  35
        15.3   Notices...............................................  35
        15.4   Payments in Dollars...................................  36
        15.5   Waivers...............................................  37
        15.6   Assignment............................................  37
        15.7   No Third Party Beneficiaries..........................  37
        15.8   Publicity.............................................  37
        15.9   Further Assurances....................................  37
        15.10  Severability..........................................  37
        15.11  Remedies Cumulative...................................  37
        15.12  Entire Understanding..................................  38
        15.13  Applicable Law........................................  38
        15.14  Counterparts..........................................  38


EXHIBITS
--------
EXHIBIT A           Form of Bill of Sale
EXHIBIT B           Form of Assignment and Assumption Agreement
EXHIBIT C           Form of Lease to Existing PAIX Facilities Located at
                    529 Bryant Street, Palo Alto, California


SCHEDULES
---------

SCHEDULE 2.1(a)     Equipment
SCHEDULE 2.1(c)     PAIX Intellectual Property
SCHEDULE 2.2(a)     Personal Property Leases
SCHEDULE 2.2(b)     Seller Purchase Orders
SCHEDULE 2.2(c)     Customer Sales Orders
SCHEDULE 2.2(d)     Vendor Contracts
SCHEDULE 2.2(e)     Other Contracts
SCHEDULE 2.2(f)     Permits
SCHEDULE 2.3        Excluded Assets
SCHEDULE 4.20       Service Providers
SCHEDULE 10.1       Continuing Employees (from Site)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, made as of the 21st day of May, 1999, by and between COMPAQ COMPUTER CORPORATION, a Delaware corporation, and DIGITAL EQUIPMENT CORPORATION, a Massachusetts corporation, (collectively, "SELLER"); ABOVENET COMMUNICATIONS INC., a Delaware corporation ("PURCHASER"); and PX ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Purchaser ("SUB"). Certain capitalized terms used herein are defined in ARTICLE I,

                                  WITNESSETH:

     WHEREAS, Seller operates a business, within Compaq's Digital Systems Research Labs Division, known as the Palo Alto Internet Exchange ("PAIX") which offers class A data center Internet interconnection and related services to telecommunications carriers, internet service providers, multi-homed content providers and enterprise customers (the "PAIX BUSINESS"); and

     WHEREAS, the Purchaser wishes to purchase from Seller and Seller wishes to sell to the Purchaser PAIX, all upon the terms and conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     "AFFILIATE" means, with respect to any specified Person any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

     "AGREEMENT" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with the terms hereof.

     "ASSUMED CONTRACTS" is defined in SECTION 2.2.

     "ASSUMED OBLIGATIONS" is defined in SECTION 2.4.

     "ACCOUNTS PAYABLE" means all accounts payable of the PAIX Business at the Closing Date.

     "ACCOUNTS RECEIVABLE" means all accounts receivable of the PAIX Business billed prior to the Closing Date.

     "BUSINESS DAY" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in San Francisco, California generally are closed for business.

     "BUSINESS MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, liabilities, condition (financial or otherwise), properties or operations of the PAIX Business or Purchased Assets, taken as a whole.

     "CASH" means all cash, certificates of deposit, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

     "CLOSING" means the consummation of the transactions contemplated herein in accordance with ARTICLE XI.

     "CLOSING DATE" means the date on which the Closing occurs or is to occur.

     "CODE" means the United States Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means all trade secrets, confidential information and all other data of or pertaining to a party hereto or to its financial affairs or products that is made available to the other party or its respective representatives, except information that (a) is in the public domain through no fault of the other party, (b) was previously known by the other party prior to the disclosure, (c) was properly disclosed to the other party by another person without restriction, or (d) can be shown to have been independently developed by the other party.

     "CONTINUING EMPLOYEE" is defined in SECTION 10.1.

     "CONTRACT" means any written contract, lease, sales order, purchase order, or agreement.

     "CUSTOMER SALES ORDERS" is defined in SECTION 2.2(c).

     "DOLLARS" or numbers preceded by the symbol "$" mean amounts in United States Dollars.

     "EMPLOYEE" means each employee of Seller who is employed primarily in the conduct of the PAIX Business immediately prior to the Closing.

     "ENVIRONMENTAL LAW" means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter of energy, into ambient air, water, or land, or otherwise relating to the manufacture,processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition) and any other Law of any Governmental Authority having a similar subject matter.

     "ENVIRONMENTAL PERMIT" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

     "EQUIPMENT" is defined in SECTION 2.1(a).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means, with respect to any Person, each corporation, trade or business that is, along with such Person part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

     "EXCLUDED ASSETS" is defined in SECTION 2.3.

     "EXCLUDED EMPLOYEE" is defined in SECTION 10.1.

     "EXCLUDED OBLIGATIONS" is defined in SECTION 2.5.

     "GAAP" means U.S. generally accepted accounting principles, consistently applied, at the time in effect.

     "GOVERNMENTAL AUTHORITY" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HAZARDOUS SUBSTANCE" means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

     "INDEBTEDNESS" of any Person means all obligations (a) for borrowed money,
(b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

     "INDEMNIFIED PERSON" means the Person or Persons entitled to, or claiming a right to, indemnification under ARTICLE XIII.

     "INDEMNIFYING PERSON" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under ARTICLE XIII.

     "INFORMATION AND RECORDS" is defined in SECTION 2.1(c).

     "INVENTORIES" is defined in SECTION 2.1(b).

     "LAW" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

     "LEASED ASSETS" means all assets subject to any of the Personal Property Leases, or otherwise leased by Seller in connection with the operation of the PAIX Business.

     "LIEN" means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance of any kind, whether accrued, absolute, contingent or otherwise.

     "LOSS" or "LOSSES" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation) reduced by the amount of any recovery under insurance policies. In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

     "OTHER CONTRACTS" is defined in SECTION 2.2(e).

     "PAIX" is defined in the first recital hereof.

     "PAIX FINANCIAL STATEMENTS" means the audited and unaudited financial statements of the PAIX Business prepared by PricewaterhouseCoopers LLP and delivered or to be delivered to Purchaser in accordance with this Agreement. The PAIX Financial Statements consist of the following: (i) audited Financial Statements as of December 26, 1998 and December 27, 1997, and for each of the three years in the period ended December 26, 1998 ("1998 PAIX YEAR-END FINANCIALS"), (ii) unaudited Financial Statements as of March 31, 1999 and for the three months then ended ("3/31 PAIX QUARTERLY FINANCIALS"), (iii) unaudited Statements of Revenues and Direct Expenses for the period from December 28, 1998 to the Closing Date ("PAIX CLOSING DATE FINANCIALS"), (iv) unaudited closing balance sheet as of the Closing Date ("PAIX CLOSING BALANCE SHEET"), and (v) unaudited Statements of Revenues and Direct Expenses for the period from July 1, 1997 to June 30, 1998 and from July 1, 1998 to the Closing Date ("ADDITIONAL PAIX FINANCIAL INFORMATION").

     "PAIX INTELLECTUAL PROPERTY" is defined in SECTION 2.1(d).

     "PERMITS" is defined in SECTION 2.2(f).

     "PERMITTED ENCUMBRANCES" means any Liens for taxes that are due and payable, but not yet delinquent and any statutory Liens which may arise if there is a non-payment or other non-performance by Purchaser or Sub post-closing of any Assumed Liability.

     "PERSON" means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

     "PURCHASE PRICE" means the amount of cash delivered pursuant to SECTION
3.1.

     "PURCHASED ASSETS" is defined in SECTIONS 2.1 and 2.2.

     "PURCHASER" means AboveNet Communications Inc., a Delaware corporation.

     "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, liabilities, and financial condition of Purchaser, taken as a whole.

     "RELATED AGREEMENTS" means the Bill of Sale attached hereto as EXHIBIT A and the Assignment and Assumption Agreement attached hereto as EXHIBIT B.

     "SELLER" means Compaq Computer Corporation, a Delaware corporation.

     "SELLER PURCHASER ORDERS" is defined in SECTION 2.2(b).

     "SUB" means PX Acquisition Corp., a Delaware corporation.

     "TAX RETURN" means any report, return, form or other information statement required to be supplied to a Governmental Authority in connection with any Taxes.

     "TAXES" (and, with correlative meaning, "TAX" and "TAXABLE") means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by a Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

     "VENDOR CONTRACTS" is defined in SECTION 2.2(d).

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases mean "including, without limitation" or "include, without limitation," respectively. Reference to any "Law" means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and underscored referenced to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

                                   ARTICLE II

                     SALE AND PURCHASE OF PURCHASED ASSETS;
                       ASSUMPTION OF ASSUMED OBLIGATIONS

     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Sub, and Sub shall purchase from Seller, at the Closing all rights, title and interests to the assets, properties and rights (contractual or otherwise) free and clear of all liens and encumbrances, except for Permitted Encumbrances, used primarily in the conduct of the PAIX Business, as currently conducted, of every nature, kind and description, tangible and intangible, insofar as they relate to the PAIX Business as presently conducted by Seller wheresoever located (collectively, the "PURCHASED ASSETS"), but not including the "EXCLUDED ASSETS," as defined in SECTION 2.3. The Purchased Assets shall include, without limitation, the following to the extent they are used primarily in the conduct of the PAIX Business as currently conducted by Seller, and are not Excluded
Assets:

     (a) Equipment. The machinery, equipment, computer hardware, furniture, tools, spare parts, supplies, maintenance equipment and supplies, materials and other items of personal property of every kind and description of Seller necessary to conduct the PAIX Business and physically located in the PAIX facilities in Palo Alto, California and not included in Excluded Assets (the "EQUIPMENT"). The Equipment includes the items which are set forth on SCHEDULE 2.1(a):

     (b) Information and Records. The books and records of the PAIX Business, which generally consist of the price lists, marketing information, sales records, supplier lists and files, customer lists and files (including customer credit and collection information), financial records and files, personnel and labor relations records and other business information (other than the Intellectual Property, which is separately referenced in SECTION 2.1(c) used primarily in the conduct of the PAIX Business (the "INFORMATION AND RECORDS");

     (c) Intellectual Property. All Seller's trade secrets, financial information, product plans, client and customer lists, client and customer account information (including customer payment histories), contractor and consultant and employee lists, contractor and consultant and employee work histories and account information, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, research and development information, works of authorship, processes, computer programs, applications, algorithms, techniques, schematics, designs, plans, proposals, know-how, data, patents, patent applications, trademarks and their associated goodwill, trademark applications, copyrights and their respective moral rights, copyright applications, design rights, trade secret rights, confidential and other proprietary information that are used primarily in the conduct of the PAIX Business (other than Excluded Assets). Seller's interest in computer software and data, including without limitation, all source and object codes, all manuals and other user materials, and all intangible data contained in or stored on computer hardware used primarily in the conduct of the PAIX Business as currently conducted, and other rights (including, without limitation, all Seller's rights to the names, trademarks, tradenames and servicemarks listed on SCHEDULE 2.1(c) hereto) owned, used, licensed or held for use by Seller primarily in connection with the PAIX Business (including, without limitation, any applications for or extensions, renewals, continuations or divisions of any of the foregoing (the "PAIX INTELLECTUAL PROPERTY");

     (d) Other Intangibles. Proven research and development, customer lists and goodwill of the PAIX Business;

     (e) Warranty Rights. All rights, if any, under express or implied warranties from suppliers of the PAIX Business;

     (f) Prepaid Expenses. Prepaid expenses, if any, exclusively related to the PAIX Business in the following categories; prepaid taxes, prepaid insurance premiums and prepaid supplies that relate to or pertain to any Purchased Assets; and

     (g) Records. Originals of all invoices and other records relating to Assumed Obligations, warranties on all supplies and equipment purchased hereunder, manuals related to Purchased Assets, drawings, files, papers and all other records of Seller used primarily in the conduct of the PAIX Business (except that no copies shall be provided of all minute books and stock transfer ledgers) (collectively the "RECORDS").

     2.2 Assignment of Contracts, Leases and Other Assets. Subject to the terms and conditions of this Agreement, Seller will assign and transfer to Sub, and Sub will take assignment of, effective as of the Closing Date, all of Seller's right, title and interest in and to the following Contracts related to the PAIX Business (collectively referred to herein as the "ASSUMED CONTRACTS" all of which shall be deemed included in the term "PURCHASED ASSETS"):

     (a) Personal Property Leases. All leases of equipment, machinery, vehicles and other personal property set forth on SCHEDULE 2.2(a) (the "PERSONAL PROPERTY LEASES");

     (b) Seller Purchase Orders. Subject to SECTION 2.5(b), all purchase orders and other similar Contracts for the purchase by the PAIX Business in the ordinary course of business of goods, materials and/or services, including those set forth on SCHEDULE 2.2(b), and such other similar Contracts entered into between the date of this Agreement and the Closing Date in the ordinary course of business consistent with past practice of the PAIX Business, and in accordance with the provisions of this Agreement, including SECTION 6.1(b) (the "SELLER PURCHASE ORDERS");

     (c) Customer Sales Orders. Subject to SECTION 2.5(b), all purchase orders and other Contracts for the sale by the PAIX Business in the ordinary course of business of goods, materials and/or services, including those set forth on
SCHEDULE 2.2(c), and such other similar Contracts entered into between the date of this Agreement and the Closing Date in the ordinary course of business consistent with past practice of the PAIX Business, and in accordance with the provisions of this Agreement, including SECTION 6.1(b) (the "CUSTOMER SALES ORDERS");

     (d) Vendor Contracts. Subject to SECTION 2.5(b), all agreements and other Contracts for the purchase by the PAIX Business of products, equipment or services from suppliers, vendors and distributors, set forth on SCHEDULE 2.2(d) and such other similar Contracts entered into between the date of this Agreement and the Closing Date in the ordinary course of business consistent with past practice of the PAIX Business, and in accordance with the provisions of this Agreement, including SECTION 6.1(b) (the "VENDOR CONTRACTS");

     (e) Other Contracts. Subject to SECTION 2.5(b), all other Contracts primarily related to the conduct of the PAIX Business, set forth on SCHEDULE 2.2(e) and such other similar Contracts entered into between the date of this Agreement and the Closing Date in the ordinary course of business consistent with past practice of the PAIX Business and in accordance with the provisions of this Agreement, including SECTION 6.1(b) (the "OTHER CONTRACTS"); and

     (f) Permits. All licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals under any Law, including those set forth on SCHEDULE 2.2(f) (the "PERMITS").

     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Permit, or any claim or right or any benefit or obligation under or resulting from any such Contract or Permit, if such assignment, without the consent of a third party thereto, would constitute a breach or violation of such Contract or Permit. If such a consent is required or if an attempted assignment is ineffective, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Sub. To the extent that any consents necessary to assign, transfer, sublease or sublicense any of the Purchased Assets are not obtained, Seller shall, if requested by Purchaser, commencing on the Closing Date and continuing for the duration of each such Purchased Asset, use reasonable efforts to (i) provide to Sub the benefits of such Purchased Asset not assigned, transferred or subleased due to Seller's failure or inability to obtain such consent or waiver, (ii) cooperate with Purchaser to reach a reasonable and lawful arrangement designed to provide such benefits to Sub during such period and (iii) enforce at the request of Purchaser, at Purchaser's expense, any rights of Seller under any such Purchased Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Purchaser).

     2.3 Excluded Assets. The following assets of Seller shall be retained by Seller and are not being sold or assigned to Sub (collectively, the "EXCLUDED ASSETS"):

     (a) all Cash and marketable securities of Seller, whether or not related to the PAIX Business;

     (b) all other assets owned by Seller (wherever located) which are not used primarily in conducting the PAIX Business or which are set forth on
SCHEDULE 2.3;

     (c)  Accounts Receivable; and

     (d) all permits used or relied upon by Seller in connection with the PAIX Business that are not specific to the PAIX Business per se (e.g., Seller's qualification to do business as a foreign corporation in the State of California).

     2.4 Assumed Obligations. At the Closing, Sub shall assume, and agree to pay, perform, fulfill and discharge when due, the following obligations of Seller (the "ASSUMED OBLIGATIONS"):

     (a) the obligations of Seller which are required to be performed, and which accrue, after the Closing Date under the following Contracts (but not any liabilities of Seller in respect of a breach of or default under such Contracts arising prior to the Closing), to the extent such Contracts, and all rights of Seller thereunder, are effectively assigned to the Purchaser on the Closing Date pursuant to SECTION 2.2: (i) the Personal Property Leases; (ii) Seller Purchase Orders; (iii) the Customer Sales Orders; (iv) the Vendor Agreements; (v) the Other Contracts; and (vi) the Permits; and

     (b) any liabilities and obligations, with respect to any warranty claim or refund relating to cabling installed for customers of the PAIX Business prior to the Closing.

     2.5 No Other Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary, except as specifically set forth in SECTION 2.4, neither the Purchaser nor Sub nor any of their Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any of the following whatsoever (the "EXCLUDED OBLIGATIONS"):

     (a) except as expressly provided in this Agreement, all costs, expenses and liabilities of Seller in connection with the negotiation, execution, delivery and closing of this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of Seller's attorneys, investment bankers and other advisers);

     (b)  the obligation to make payment when due under all Accounts Payable;

     (c) any obligations or liabilities arising out of or relating to any Excluded Assets;

     (d) liabilities for Taxes of Seller, whether or not arising out of or relating to the operations of the PAIX Business or the Purchased Assets which relate to periods on or prior to the Closing Date, except as specifically provided in Section 2.6;

     (e) any liabilities and obligations, for death, personal injury, other injury to persons or property damage resulting from, caused by or arising out of, directly or indirectly, the use or performance or nonperformance of any of the products or services sold in connection with the PAIX Business (or any executory contract or commitment or part or component thereof) prior to the Closing Date, including without limitation any liabilities or obligations for failure to warn, breach of express or implied warranties of merchantability or fitness for any purpose or use, with respect to any products or services developed, licensed or sold in connection with the PAIX Business at any time, prior to the Closing Date;

     (f) any liabilities and obligations resulting from, caused or arising out of, directly or indirectly, the conduct of the PAIX Business or ownership, lease or possession of any of the Purchases Assets at any time prior to the Closing that constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any domestic or foreign statute, law, ordinance, rule or regulation or any court or domestic or foreign statute, law, ordinance, rule or regulation of any court or domestic or foreign governmental agency, authority or instrumentality, including, without limitation, such of the foregoing as relate to employment, environmental and occupational safety and health matters;

     (g) any claims by employees, contractors, consultants, temporary employees or former employees, former contractors, former consultants or former temporary employees (or any other service provider or former service provider) arising out of such Service Provider's provision of services to Seller (including, without limitation, claims arising prior to, or following, the Closing out of termination by Seller of such services or termination by Seller of any agreement, written or oral, by, between or among, or for the benefit of, such person prior to, or following, the Closing), except to the extent assumed by Purchaser pursuant to SECTION 2.4(a);

     (h) any obligations arising out of or associated with any Seller employee benefit plans, including qualified plans under ERISA; and

     (j) any liabilities and obligations, with respect to any return, warranty, claim or refund or similar liabilities relating to products or services developed, licensed or sold in connection with the PAIX Business or the Purchased Assets prior to the Closing, except to the extent assumed by Purchaser pursuant to SECTION 2.4(b).

     2.6 Allocation of Taxes. All sales, use and transfer taxes, if any, due upon the sale or transfer of the Purchased Assets shall be paid by Seller. With respect to all non-delinquent personal and real property taxes arising as a result of the ownership or use of the Purchased Assets (other than taxes on income) Seller shall be responsible for the payment of all such Taxes for the period prior to and including the Closing Date and Purchaser shall be responsible for all such Taxes for the period after the Closing Date. All such Taxes assessed on an annual basis shall be prorated on the assumption than an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made and any supplemental property Taxes or assessments which arise out of a revaluation of a Purchased Asset which revaluation would not have occurred except for the change in ownership of the Purchased Asset shall be allocated to periods after the Closing Date and shall accordingly be borne by Purchaser. Any supplemental taxes attributable to events occurring prior to and including the Closing Date shall be the sole responsibility of Seller, irrespective of when such taxes are assessed. If supplemental taxes for which Seller is responsible hereunder are assessed after the Closing Date, Seller shall promptly pay the same. Any payment of Taxes due from one party to the other pursuant to the foregoing provisions of this
SECTION 2.6 shall be paid at the Closing Date. If the current year's Taxes and assessments are not available at the Closing Date, for purposes of appointment between Seller and Purchaser and payment pursuant to this SECTION 2.6 the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but within fifteen days after such statements are provided by the Tax authorities. For purposes of this Agreement income and similar Taxes (including any franchise or other Taxes measured by reference to income or receipts) for any taxable period that includes the Closing Date shall be allocated to the period up to and including the Closing Date, on the one hand, and the period following the Closing Date, on the other hand, by utilizing the so-called closing of the books method whereby the tax for each of such periods is separately computed as though the Closing Date constituted the end of a taxable period.

     2.7 Minimization of Taxes. Purchaser and Seller agree to take all actions reasonably requested by the other to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Purchased Assets hereunder, including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Seller and Purchaser further agree to deliver to the other all certificates reasonably requested by the other to verify the fact of such electronic transmissions or other actions.

     2.8 Allocation of Consideration. The parties hereto agree to negotiate reasonably and in good faith to agree, within ninety days after the Closing Date, upon an allocation for all federal, state and local Tax purposes the consideration received by Seller for the Purchased Assets, in accordance with section 1060 of the Code. If the parties hereto are not so able to agree, then the parties shall designate a mutually agreeable nationally recognized independent auditing firm to arbitrate the parties' disputes with respect to such allocation. If the parties hereto are so able to agree or after the arbitrator has made his determination, then (i) the mutually agreed or arbitrated allocation shall be reduced to writing; (ii) all financial reports, and income and other tax returns and information reports of either party hereto will be prepared and filed in a manner consistent with such allocation; and
(iii) no party hereto will take any position inconsistent with such allocation in any subsequent Tax returns or proceedings. The fees and expenses of such auditors incurred in acting as arbitrator shall be borne equally by the parties. Purchaser and Seller each agree to file IRS Form 8594, and any corresponding state tax forms, on a timely basis.

     2.9 Cooperation and Records Retention. Purchaser and Seller shall (a) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Purchaser and Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Purchaser shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at Seller's expense, shall provide copies of the Records to Seller upon Seller's request.

     2.10  529 Bryant Street. Notwithstanding anything to the contrary herein,
(a) Seller shall pay when due all amounts owing for the construction of improvements and the installation of equipment at the PAIX facilities at 529 Bryant Street, Palo Alto, California occurring on or prior to the date a Certificate of Occupancy is issued with respect thereto (whether before or after the

Closing Date) and (b) Purchaser shall pay when due all amounts owing for the construction of such improvements and the installation of such equipment occurring after such date. To best of Seller's knowledge and belief, such construction and installation should be substantially complete on or before June 30, 1999.

     2.11 Unearned Revenue and Prepaid Credits. If the Closing Balance Sheet includes any item of "Unearned Income," then Seller shall pay that amount to Purchaser within thirty days after the date the Closing Balance Sheet is delivered to Seller and Purchaser by Seller's auditors. Purchaser and Seller acknowledge that certain PAIX Business customers overpaid against pre-Closing invoices issued by PAIX and that some of said overpayments will still be outstanding as of the Closing (i.e., Seller will not have credited the same against invoices or reimbursed the overpaid amount to the customer). Purchaser may grant credits against PAIX Business post-Closing invoices issued by it, provided the customer's claim for the credit being allowed is properly supported by an outstanding pre-Closing credit memo issued by PAIX or by other reasonable documentary evidence of such overpayment ("ALLOWED CREDITS"). If the Allowed Credits actually granted by Purchaser in the first six months pre-Closing exceed $100,000 in the aggregate, then Purchaser may invoice Seller for the full amount of such Allowed Credits (which invoice shall be due and payable thirty days after its receipt by Seller and shall be accompanied by copies of all detail supporting Purchaser's invoice). Any Allowed Credits granted by Purchaser more than six months post-Closing are not reimbursable by Seller.

     2.12 Accounts Receivable. The parties agree to cooperate with each other during the six months following the Closing Date (or such longer or shorter period as they mutually agree) in the collection by Seller of the Accounts Receivable and the collection by Purchaser of the post-Closing accounts receivable of the PAIX Business ("POST-CLOSING A/R"), as reasonably requested by the other from time-to-time. During such periods of cooperation, each party shall remit to the other party, within thirty days after the close of each post-Closing calendar month, any payment of invoices by a customer of the PAIX Business to the wrong party (i.e., payment in error to Purchaser of amounts owed under an Accounts Receivable or to Seller of amounts owed under a Post-Closing A/R).



                                  ARTICLE III

                           PURCHASE PRICE AND PAYMENT

     3.1 Payment of Purchase Price. On the Closing Date, in consideration for the transfer of the Purchased Assets, Sub shall deliver to Seller a wire transfer in immediately available funds, in an amount equal to Seventy Million Dollars ($70,000,000.00) (the "PURCHASE PRICE").



                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the exceptions and qualifications set forth or referenced on the Seller's Disclosure Letter to Purchaser and Sub, dated as of the date hereof ("SELLER'S DISCLOSURE LETTER"), Seller hereby makes the following representations to the Purchaser and Sub which Seller warrants are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date. The Seller's Disclosure Letter shall be arranged in Sections corresponding to the numbered and lettered Sections contained in this
ARTICLE IV. No fact or circumstance disclosed to Purchaser and Sub shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Seller's Disclosure Letter. When a representation or warranty is made herein to "Seller's knowledge" (or similarly), such representations or warranty is made based solely on the direct, personal knowledge of the officers of the Digital Systems Research Labs Division of Seller and do not include any knowledge that may be imputed from the present or former employees of the PAIX Business, other than its General Manager and its Technical Operations Manager.

     4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Seller has all necessary corporate powers to own its properties and to carry on the PAIX Business as now owned and operated, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of the PAIX Business or of its properties make such qualification necessary.

     4.2 AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement, the Related Agreements and the bill of sale and all deeds and other conveyance documents used to consummate the transactions set forth in them. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions set forth in them, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Related Agreements have been duly and validly executed and delivered by Seller.

     4.3  CONSENTS AND APPROVALS; NO CONFLICTS, ETC.

     (a) Except in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement, the Related Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby.

     (b) The execution, delivery and performance by Seller of this Agreement and its respective Related Agreements do not (with or without notice or lapse of time, or both) (i) to Seller's knowledge, violate any Law applicable to any of the Purchased Assets or the PAIX Business; (ii) violate or conflict with, result in a breach or default under any Assumed Contract; (iii) permit the acceleration of the maturity of any Indebtedness secured by any of the Purchased Assets or create any Lien, other than Permitted Encumbrances, on any of the Purchased Assets; or (iv) violate or conflict with any provision of any of the articles of incorporation, bylaws or similar organizational instruments of Seller.

     (c) Provided the conditions set forth in ARTICLE IX are satisfied, the execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions set forth in them, do not or will not conflict with, result in any violation of or default or give rise to a right of termination, cancellation or acceleration of any obligation under, (i) any provision of Seller's articles of incorporation or bylaws, or (ii) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets.

     4.4 No Adverse Effect or Changes. Since December 26, 1998, Seller has conducted the PAIX Business in all respects in the ordinary course and consistent with past practices. Without limiting the foregoing, since December 26, 1998, Seller, with respect to the PAIX Business only, has not:

     (a)  suffered any Business Material Adverse Effect;

     (b) suffered any material damages, destruction or Loss to any of its assets or properties or the PAIX Business (whether or not covered by insurance);

     (c) incurred any obligation or entered into any Contract which either (i) required a payment by Seller in excess of, or a series of payments which in the aggregate exceed, $100,000, other than purchases of inventory or supplies in the ordinary course of business, or (ii) has a term of, or requires the performance of any obligations by Seller over a period in excess of, twelve months and which is not terminable without penalty by Seller by thirty days notice or less;

     (d) entered into or authorized any Assumed Contract requiring a payment or payments by Seller in excess of $100,000;

     (e) acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to Seller with respect to the PAIX Business and having a value or requiring a payment or payments by Seller in excess of $250,000;

     (f) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Assumed Contract.

     (g) sold, leased, abandoned or otherwise disposed of any real property or any material amounts of machinery, equipment or other operating property;

     (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name (or pending application for any patent or trademark) that is part of the PAIX Intellectual Property, except in the ordinary course of its business;

     (i)  suffered any labor dispute in connection with the PAIX Business;

     (j) permitted or allowed any of the Purchased Assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except Permitted Encumbrances;

     (k) made any material amendment to or terminated any agreement which, if such agreement were not so amended or terminated, would be required to be disclosed on SELLER'S DISCLOSURE LETTER; or

     (l)  agreed to take any action described in this SECTION 4.4 or in
SECTION 6.1 or which would constitute a material breach of any of the representations contained in this Agreement.

     4.5 Title to Properties. Seller has good and valid title to, is the lawful owner of, the Purchased Assets, free and clear of any Lien, except for Permitted Encumbrances. Seller has the full right to sell, convey, transfer, assign and deliver the Purchased Assets to Sub, and, at and as of the Closing, Seller will convey the Purchased Assets to Sub by deeds, bills of sale, certificates of title and instruments of assignment and transfer, in form reasonably satisfactory to counsel for Purchaser and Seller, free and clear of all Liens, except for Permitted Encumbrances.

     4.6 No Undisclosed Liabilities. Seller does not have any liabilities which primarily relate to the PAIX Business or Purchased Assets, either accrued or contingent, whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the PAIX Business or the Purchased Assets other than (a) liabilities reflected in the PAIX Financial Statements, (b) liabilities specifically described in this Agreement or the Seller Disclosure Letter, (c) Normal or recurring liabilities incurred in the ordinary course of business consistent with past practices, and
(d) Excluded Liabilities.

     4.7 Condition of Purchased Assets. All of the tangible Purchased Assets, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear).

     4.8 Equipment. SCHEDULE 2.1(a) sets forth a true, accurate and complete list of all of the Equipment used primarily in the conduct of the PAIX Business as currently conducted by Seller as of the date of this Agreement. The Personal Property Leases set forth on SCHEDULE 2.2(a) constitute all leases by Seller as of said date of any material item of personal property used by Seller primarily in the conduct of the PAIX Business. All of the Equipment and all of the other personal property leased by Seller under the Personal Property Leases is or has been utilized by Seller in the ordinary course of the PAIX Business. Seller has delivered, or otherwise made available for review, to the Purchaser true, accurate and complete copies of all Personal Property Leases.

     4.9 Material Customer Sales Order. SCHEDULE 2.2(b) sets forth a list of all of the material Customer Sales Orders as of the date specified on SCHEDULE 2.2(b).

     4.10 PAIX Intellectual Property. Seller owns all right, title and interest in and to or has a license to use the PAIX Intellectual Property. Seller has the full right and power to transfer the PAIX Intellectual Property (including, without limitation, rights therein that are licensed to Seller). No claims in writing have been asserted against Seller (or to Seller's knowledge have been asserted against others) by any person challenging Seller's use of any trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes that is part of the PAIX Intellectual Property or challenging or questioning the validity or effectiveness of any Seller's licenses or agreements relating thereto. None of the services offered by the PAIX Business nor the use of any trademark, tradename, copyright, software, technology, know-how or processes that is part of the PAIX Intellectual Property by Seller in the PAIX Business infringes on the rights of or constitutes misappropriation of any proprietary information or intellectual property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or tradename.

     4.11 PERMITS.

     (a) Seller holds all Permits necessary to conduct and operate the PAIX Business. All Permits held by Seller are in full force and effect and, except as set forth on the SELLER'S DISCLOSURE LETTER, will be transferred to Sub upon the Closing.

     (b) Seller is in compliance in all material respects with all Permits. Seller has not received any written notice from a Governmental Authority that any of the Permits will be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of PAIX by the Purchaser or otherwise).

     4.12 COMPLIANCE WITH LAWS AND REGULATIONS; GOVERNMENTAL LICENSES; ETC. Seller is in compliance in all material respects with all statutes, laws, and regulations with respect to or directly affecting the Purchased Assets and the PAIX Business including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. Seller is not subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of Seller to consummate the transactions contemplated hereby or which could materially adversely affect Sub's ownership, use and enjoyment of the Purchased Assets or the value thereof.

     4.13 EMPLOYMENT AND LABOR MATTERS. None of the employees of PAIX is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the knowledge of Seller, no attempt is currently being made to organize any employees of PAIX to form or enter a labor union or similar organization.

     4.14 CAPITAL IMPROVEMENTS. Except for the improvements to the facility at 529 Bryant Street, Palo Alto, California, which are currently being constructed, there are no material capital expenditures necessary for conducting the PAIX Business to which Seller has committed or for which it has contracted and which in any event have not been completed prior to the date hereof.

     4.15 TAXES. Seller has timely filed all Tax Returns primarily related to the PAIX Business and has timely made all other filings in respect of Taxes primarily related to the PAIX Business required to have been made by Seller for all periods beginning on or after January 1, 1997. All Taxes shown as due on all such Tax Returns and other filings have been paid. There are no Tax Liens (other than Liens for current taxes due and payable, but not yet delinquent) upon the Purchased Assets. All Taxes which Seller is required by Law to withhold or collect, including sales and use taxes, any amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purposes. Neither Purchaser, Sub nor any affiliate thereof will become directly or indirectly liable for any Taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon Seller or attributable to the actions or activities of Seller, except in accordance with the tax allocation provisions of SECTION 2.6 and except for Taxes attributable to accounts receivable of the PAIX Business issued by and paid to Purchaser or Sub after the Closing Date that arise out of or relate to the conduct of the PAIX Business before the Closing Date.

     4.16 NO DEFAULTS OR VIOLATIONS

     (a) Neither Seller nor, to Seller's knowledge, the other contracting party thereunder is in material default under the terms of any Assumed Contract.

     (b) No written notice from any Governmental Authority has been received by Seller claiming any violation of any Law (including any building, zoning or other ordinance) with respect to the PAIX Business or the Purchased Assets.

     4.17 LITIGATION.

     (a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, pending or, to the knowledge of Seller, threatened in writing against Seller with respect to the PAIX Business or any of the Purchased Assets, and Seller is not aware of any facts or circumstances which may give rise to any of the foregoing. All of the proceedings pending or threatened against Seller with respect to the PAIX Business, if any, are fully covered by insurance policies (or other indemnification agreements, with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on such Schedule. Seller has not with respect to the PAIX Business entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation. Seller is not a party to any decree, order or arbitration award (or agreement entered into any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Purchased Assets or the PAIX Business.

     (b) There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened by or against Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim action, suit, proceeding, or investigation.

     4.18 MAJOR CUSTOMERS.

     (a) Since December 26, 1998, there has not been any material adverse change in the business relationship, and there has been no material dispute, between Seller and any of the ten largest customers of PAIX in terms of revenue during each of the two (2) most recently completed fiscal years and the portion of current fiscal year prior to the date of this Agreement (collectively, the "MAJOR CUSTOMERS"), and Seller has no knowledge that any Major Customer intends to reduce its purchases of services provided by the PAIX Business.

     4.19 ENVIRONMENTAL MATTERS.

     (a) Seller has all permits, licenses and other authorizations required under applicable laws and regulations relating to pollution control and protection of the environment necessary for its operations of the PAIX Business. To the best of its knowledge, Seller is not in violation of any of the terms or conditions of any such permits, licenses or authorizations or of any law or regulation, order or other requirement of governmental authorities with respect to the pollution of the atmosphere, surface water, groundwater or noise, the handling of toxic or hazardous waste materials or other matters related to the environment. There are no pending, as to which Seller has received notice, or threatened civil or criminal actions, notices of violations or administrative proceedings relating to pollution control or protection of the environment that would have a Business Material Adverse Effect, and there is, to Seller's knowledge, no basis for any such action, notice or proceeding.

     (b) Past disposal by Seller (or its predecessors) of hazardous or industrial wastes relating to the PAIX Business has not given rise to claims by any governmental agency or third party nor, to Seller's knowledge, is there any factual basis for any such claims.

     (c) There are no conditions, circumstances, activities, practices, incidents, actions or plans which would be reasonably likely to interfere with or prevent compliance or continued compliance by Seller with any environmental laws currently in force or with any existing regulation, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state or local laws, or to the knowledge of Seller, any foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling by Seller, or the emission, discharge, release or threatened release by Seller into the workplace or the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous material, substance or waste in conducting the PAIX Business. Without in any way limiting the foregoing, no release, emission or discharge to the environment of any hazardous substance (as that term is currently defined under CERCLA or under any applicable analogous state law) has occurred or is currently occurring in connection with the conduct of the PAIX Business.

     4.20 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. SCHEDULE 4.20 sets forth a full and complete list of all employees and consultants of Seller primarily employed in connection with the PAIX Business (collectively, "SERVICE PROVIDERS") as of the date of this Agreement and their current rate of compensation by Seller (including commission structure, if applicable). Seller has not made any commitment, promise or statement to any Service Provider regarding employment or engagement by Purchaser following the Closing Date or regarding compensation levels for Service Providers following the Closing Date.

     4.21 DUE DILIGENCE. Seller has delivered or made available for inspection all documents requested by Purchaser and which are referred to in this ARTICLE IV or in any Schedule delivered by Seller to Purchaser.

     4.22 BROKERS. Neither the Purchaser nor any Affiliate of the Purchaser has or shall have any liability, or otherwise suffer or incur any Loss, as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

     4.23 PAIX FINANCIAL STATEMENTS.

     (a) The 1998 PAIX Year-End Financials, when delivered, will fairly represent the financial condition of the PAIX Business in all material respects as of the periods and dates covered thereby, subject to the following exceptions and qualifications: (i) all intangible assets are excluded, (ii) the PAIX Business has never been operated as a stand-alone business or as an independent division, (iii) any corporate, G&A and other services provided the PAIX Business by Seller either were not charged or were passed to the PAIX Business on in the form of a corporate overhead or intra-company charge consistent with Seller's standard practices, (iv) the PAIX Business as operated made use of corporate infrastructure and resources and equipment shared with other operating units, and (v) for the foregoing reasons, the 1998 PAIX Year End Financials do not include all the costs and expenses or accounts that would be found if the PAIX Business had been operated as a stand-alone concern.

     (b) The 3/31 PAIX Quarterly Financials, the PAIX Closing Date Financials, the PAIX Closing Balance Sheet, and the Additional PAIX Financial Information will be prepared in a manner consistent with the 1998 PAIX Year-End Financials.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND SUB

     Subject to the exceptions and qualifications set forth or referenced on the Purchaser's Disclosure Letter to Seller, dated as of the date hereof ("PURCHASER'S DISCLOSURE LETTER"), the Purchaser and Sub hereby make the following representations and warranties to the Seller which Purchaser warrants are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

     5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Purchaser and Sub are corporations duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. The Purchaser is licensed or qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of the properties owned, leased or operated by it, and the business transacted by it, require such licensing or qualification, except where the failure to be so qualified would not have a Purchaser Material Adverse Effect. Purchaser is, and Sub will be prior to the Closing, duly qualified to transact business and is in good standing in California.

     5.2 AUTHORITY. The Purchaser and Sub have all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions set forth in them. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions set forth in them, have been duly authorized by all necessary corporate action on the part of Purchaser and Sub. This Agreement and the Related Agreements have been duly and validly executed and delivered by Purchaser and Sub.

     5.3  Consents and Approvals; No Conflicts, etc.

     (a) Except in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement, the Related Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby.

     (b) Except as set forth on the PURCHASER'S DISCLOSURE LETTER, the execution, delivery and performance by Purchaser of this Agreement and its respective Related Agreements do not (with or without notice or lapse of time, or both) (i) to Purchaser's knowledge, violate any Law applicable to Purchaser or any of its respective properties or assets; (ii) violate or conflict with, result in a breach or default under any Contract to which Purchaser is a party or by which Purchaser or any of its respective assets or properties are bound;
(iii) permit the acceleration of the maturity of any Indebtedness of Purchaser secured by any of its assets or properties; or (iv) violate or conflict with any provision of any of the articles of incorporation, bylaws or similar organizational instruments of Purchaser.

     (c) Provided the conditions set forth in ARTICLE X are satisfied, the execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions set forth in them, do not or will not conflict with, result in any violation of or default or give rise to a right of termination, cancellation or acceleration of any obligation under, (i) any provision of Purchaser's articles of incorporation or bylaws, or (ii) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

     5.4 Broker. Other than advisory fees payable to CIBC World Markets and Volpe Brown Whelan & Company, neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by the Purchaser in connection with any of the transactions contemplated by this Agreement.


                                   ARTICLE VI

                              COVENANTS OF SELLER

     Seller agrees to perform each of the following covenants:

     6.1  Preservation of Business.

     (a) Until the Closing, Seller shall incur and pay expenses and otherwise operate the PAIX Business only in the usual, regular and ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to (i) preserve intact the present business organization and personnel of the PAIX Business, and (ii) preserve the goodwill and advantageous relationships of the PAIX Business with customers, suppliers, distributors, independent contractors, employees and other Persons material to the operation of their respective businesses.

     (b) Without limiting the generality of SECTION 6.1(a) until the Closing, except as set forth on SELLER'S DISCLOSURE LETTER or with the prior written consent of the Purchaser, Seller will not with respect to the PAIX Business:

          (i) incur any obligation or enter into any Contract either (x) outside of the ordinary course of business or (y) which either (A) requires a payment by Seller in excess of, or a series of payments which in the aggregate exceed, $100,000 or provides for the delivery of goods or performance of services, or any combination thereto having a value in excess of $100,000, or (B) has a term of, or requires the performance of any obligations by Seller over a period in excess of, twelve months, unless such Contract is terminable, without penalty, on thirty days notice or less;

          (ii) do any act or omit to do any act, or permit any act or omission to act, which would cause a material breach of any of the Assumed Contracts;

          (iii) sell, lease, abandon, transfer, convey, assign or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business;

          (iv) except for capital expenditures contemplated by clause (vi), acquire, lease or encumber any assets that are part of the Purchased Assets outside the ordinary course of business of the PAIX Business;

          (v) authorize or make any capital expenditures with respect to assets that are part of the Purchased Assets which individually or in the aggregate are in excess of $100,000;

          (vi) terminate, rescind, modify, amend, reduce, discount, waive or forego any material payment or material right or otherwise alter or change any of the material terms or provisions of any Assumed Contract;

          (vii) fail to maintain the Purchased Assets in good working condition and repair according to the general standards it has maintained up to the date of this Agreement;

          (viii) fail to pay and discharge any trade payables not disputed by Seller as they become due in accordance with existing practices;

          (ix) waive or release any material right or claim relating to any Purchased Assets; or

          (x) agree to do any of the things described in the preceding clauses of this SECTION 6.1(b).

     (c) Without limiting the generality of SECTION 6.1(a), until the Closing, except as set forth on SELLER'S DISCLOSURE LETTER, Seller shall:

          (i) maintain its books, accounts and records with respect to the PAIX Business in the usual, regular and ordinary manner, and on a basis consistent with its past practices,

          (ii) continue to carry its existing insurance with respect to the PAIX Business through the Closing Date, and

          (iii) duly comply with all Laws applicable to the PAIX Business or the Purchased Assets or as may be required for the valid and effective transfer and assignment of the Purchased Assets.

     6.2 Cooperation. Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with the consummation of the transactions contemplated by this Agreement. Seller will take all reasonable actions necessary to obtain (and will cooperate with Purchaser in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by Seller (or by Purchaser) in connection with the taking of any action contemplated by this Agreement.

     6.3 Access to Information and Facilities. Until the Closing, Seller shall give the Purchaser and the Purchaser's representatives access during normal business hours to all of the facilities, properties, Contracts and records of Seller primarily related to the PAIX Business, and shall make the officers and employees of Seller available to the Purchaser and its representatives as the Purchaser and its representatives shall from time to time reasonably request. The Purchaser and its representatives will be furnished with any and all information concerning the PAIX Business which the Purchaser or its representatives reasonably request, subject to any confidentiality obligations.

     6.4 Hart-Scott-Rodino Act. Seller shall comply promptly with all legal requirements that may be imposed on Seller with respect to this Agreement and the Related Agreements and the transactions contemplated hereby (which actions shall include furnishing all required information) under the Hart-Scott-Rodino Act and in connection with any other approvals of or filings with any Governmental Authority that may be required in order to effect the Closing hereunder and shall promptly cooperate with and furnish information to the Purchaser in connection with any such requirements imposed upon the Purchaser in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

     6.5 PAIX Financial Statements. Seller shall deliver to Purchaser (i) the 1998 PAIX Year-End Financials and the 3/31 PAIX Quarterly Financials on or before June 21, 1999 and (ii) the PAIX Closing Date Financials, the PAIX Closing Balance Sheet, and the Additional PAIX Financial Information on or before forty-five days after the Closing Date.

     6.6 Consents and Approvals. Seller shall use its best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, Seller shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of Seller or any of its respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby.

     6.7 SUPPLEMENTAL INFORMATION. From time to time prior to the Closing, Seller will promptly disclose in writing to Purchaser any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser hereunder or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV hereof.

     6.8 REGULATORY APPROVALS; TRANSFER OF PERMITS. Prior to the Closing, Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seller will use its best efforts to obtain all such authorizations, approvals and consents. Seller will promptly prepare and file with the appropriate Governmental Entity all applications necessary to obtain the transfer of the licenses, approvals and permits that are part of the Purchased Assets.

     6.9 ACCOUNTS RECEIVABLE. Seller hereby covenants and agrees to deliver to Purchaser, within five business days after the Closing, an Accounts Receivable aging report as of the closing.

     6.10 FILING OF TAX RETURNS. Seller shall properly file all returns and reports relating to taxes that Seller is required by any applicable law to file with respect to taxes arising in or related to periods on or prior to the Closing Date or related to transactions or events occurring on or prior to the Closing Date and shall pay all such Taxes when due.

     6.11 NO SHOP. Between the Effective Date and the sooner of the Closing Date or June 30, 1998, Seller shall not directly, or indirectly through any officer, director, employee, representative or agent of Seller engaged for that purpose, (a) solicit any proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets or similar transactions involving the PAIX Business, other than the transactions contemplated by this Agreement (any of the foregoing being referred to in this Agreement as an "ACQUISITION PROPOSAL"); (b) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal.

     6.12 NON-SOLICITATION. For a period of one year after the Closing Date, Seller shall ensure that no employee of Seller's Digital Research Labs Division shall directly solicit any then employee of Purchaser or Sub who is a former employee of the PAIX Business and who became an employee of Purchaser or Sub as of the Closing Date, to become an employee of Seller. For purposes of this
SECTION 6.12, "directly solicit" shall include engaging an agent specifically to solicit such person but shall not include activities not directed specifically at such person such as job postings, general job advertising, hosting or attending job fairs, and responding to unsolicited resumes or job applications.

     6.13 Post-Closing Audit Assistance. Seller shall provide Purchaser and Sub with such reasonable assistance, including access to Seller's employees and records during normal business hours, as may be reasonably requested by Purchaser in connection with a post-Closing audit of the PAIX Business for the period from January 1, 1999 to the Closing Date conducted at Purchaser's expense.

                                  ARTICLE VII

                           COVENANTS OF THE PURCHASER

     The Purchaser agrees to perform each of the following covenants:

     7.1 Implementing Agreement. Subject to the terms and conditions hereof, the Purchaser shall take all action required of it to fulfill its obligations under this Agreement and shall use its best efforts to facilitate the consummation of the transactions contemplated hereby.

     7.2 Consents and Approvals. The Purchaser shall use its best reasonable efforts to obtain all material consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of the Purchaser or any of its respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby.

     7.3 Hart-Scott-Rodino Act. The Purchaser shall comply promptly with all legal requirements that may be imposed on the Purchaser with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (which actions shall include furnishing all information) required under the Hart-Scott-Rodino Act and in connection with any other approvals of or filings with any Governmental Authority) that may be required in order to effect the Closing hereunder and shall promptly cooperate with and furnish information to Seller in connection with any such requirements imposed upon Seller in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

     7.4 Supplemental Information. From time to time prior to the Closing, the Purchaser will promptly disclose in writing to Seller any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Seller hereunder or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE V hereof.

     7.5 Cooperation. Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Seller in connection with any such requirements imposed upon Seller in connection with the consummation of the transactions contemplated by this Agreement. Purchaser will take all reasonable actions necessary to obtain (and will cooperate with Seller in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by Purchaser (or by Seller) in connection with the taking of any action contemplated by this Agreement.

                                  ARTICLE VIII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER AND SUB

     The obligations of the Purchaser and Sub under ARTICLE II and ARTICLE III of this Agreement at the Closing are subject to the fulfillment to Purchaser's and Sub's satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Purchaser or Sub in its sole discretion):

     8.1 Representations and Warranties. Each representation and warranty made by Seller pursuant to ARTICLE IV hereof shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date with the same force and effect as if such representation and warranty had been made on and as of the Closing Date.

     8.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or compiled with by Seller on or prior to the Closing Date shall have been performed or compiled with by Seller in all material respects.

     8.3 Authorizations. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated, and all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with the transfer of the Purchased Assets pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

     8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser's counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     8.5 Bill of Sale. Seller shall have delivered to Sub the Bill of Sale attached hereto as EXHIBIT A, pursuant to which Seller shall sell, transfer and convey the Purchased Assets to Sub.

     8.6 Assignment and Assumption Agreement. Seller shall have entered into the Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT B, at or prior to the Closing, and the Assignment and Assumption Agreement shall be in full force and effect, without amendment or modification.

     8.7 Injunctions, Temporary Restraining Orders and Third Party Actions. The Closing is neither the subject of an injunction or temporary restraining order issued by a court nor has a third party brought a legal action against Purchaser, Sub or Seller claiming that damages have been or will be caused by the occurrence of the Closing or the purchase of the Purchased Assets by Sub in accordance with this Agreement, and such injunction, temporary restraining order or legal action has not been dismissed.

     8.8 No Adverse Change or Event. No event shall have occurred which could reasonably be expected to have a Business Material Adverse Effect; provided, however, that for the purposes of this SECTION 8.8 only, "BUSINESS MATERIAL ADVERSE EFFECT" shall mean an effect on the business, operations, liabilities, condition (excluding financial condition) of the PAIX Business which is materially adverse; and, provided further, that a decline in the revenues from operations of the PAIX Business shall not be deemed to be a Business Material Adverse Effect for the purposes of this SECTION 8.8.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under ARTICLE II and ARTICLE III of this Agreement at the Closing Date are subject to the fulfillment to Seller's satisfaction, on or prior to the Closing Date of each of the following conditions:

     9.1 Representations and Warranties. Each representation and warranty made by the Purchaser and Sub in ARTICLE V hereof shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date with the same force and effect as if such representation and warranty had been made on and as of the Closing Date.

     9.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser and Sub on or prior to the Closing Date shall have been performed or complied with by the Purchaser and Sub in all material respects.

     9.3 Authorizations. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated, and all authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with this Agreement, the transactions contemplated hereby and the lawful issuance of the Common Stock pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

     9.4. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller's counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     9.5 Payment of Cash. Sub shall have delivered to Seller cash by a wire transfer in immediately available funds, in an amount equal to Seventy Million Dollars ($70,000,000.00).

     9.6 Assignment and Assumption Agreement. Sub shall have entered into the Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT B, at or prior to the

Closing, and the Assignment and Assumption Agreement shall be in full force and effect, without amendment or modification.

     9.7 Injunctions, Temporary Restraining Orders and Third Party Actions. The Closing is neither the subject of an injunction or temporary restraining order issued by a court nor has a third party brought a legal action against Purchaser, Sub or Seller claiming that damages have been or will be caused by the occurrence of the Closing or the purchase of the Purchased Assets by Sub in accordance with this Agreement, and such injunction, temporary restraining order or legal action has not been dismissed.

     9.8 No Adverse Change or Event. No event shall have occurred which could reasonably have a Purchaser Material Adverse Effect; provided, however, that for the purposes of this SECTION 9.8 only, "Purchaser Material Adverse Effect" shall mean an effect on the business, operations, liabilities, condition (excluding financial condition) of the Purchaser and Sub, taken together, which is materially adverse to its ability to perform its obligations under ARTICLE XII; and, provided, further, that a decline in the revenues from operations of the Purchaser shall not be deemed to be a Purchaser Material Adverse Effect for the purposes of this Section.

                                   ARTICLE X

                EMPLOYEES, BENEFIT PLANS AND CORPORATE FUNCTIONS

     10.1 Employees. SCHEDULE 10.1 sets forth the Employees of Seller who will be offered employment by the Purchaser. Seller's employees not included on
SCHEDULE 10.1 will not be offered employment by the Purchaser (the "EXCLUDED EMPLOYEES"). Seller shall make all Employees (other than Excluded Employees) who desire to be hired by the Purchaser available to the Purchaser for interviews upon reasonable advance written notice. Effective as of the Closing Date, the Purchaser shall make offers of employment to each such Employee and on such terms and conditions as will be mutually agreed to by Seller and the Purchaser. Any Employee who accepts the Purchaser's offer of employment pursuant to this SECTION 10.1 as of the Closing Date shall be referred to herein as a "CONTINUING EMPLOYEE." With respect to all employees (including Excluded Employees and Continuing Employees), Seller shall be solely responsible for and shall pay (each of which shall be deemed to be Excluded Obligations):

     (a) all wages, bonuses, vacation pay, pay for other compensated absences and other remuneration (including discretionary benefits) earned or accrued by such employees as of the close of business on the Closing Date to or on behalf of the appropriate employee, including any related payroll burden (FICA and other pension or other employee benefit plan contributions and employment taxes) with respect thereto to the appropriate Governmental Authority or other Person, whether or not such pay is vested or has been accrued on the books of Seller at such close of business, based upon the remuneration of such employees normally used in computing such vacation pay or pay for other compensated absences;

     (b) workers' compensation claims or amounts payable in connection with or arising out of events occurring on or prior to the Closing Date; and

     (c) all severance payments (if any) due to any Employees as a result of the termination of their employment with Seller.

                                   ARTICLE XI

                                    CLOSING

     11.1 Closing. The Closing shall take place at the offices of Pillsbury Madison & Sutro LLP at 2550 Hanover Street, Palo Alto, California at 10:00 a.m. (local time) on the later of (a) June 24, 1999 or (b) the next business day after the date that the conditions precedent set forth in SECTION 8.3 and
SECTION 9.3 have been satisfied, or at such other place and/or time as the parties may agree (the "CLOSING DATE"). If the conditions precedent set forth in SECTION 8.3 and SECTION 9.3 are satisfied before June 21, 1999, however, then the Closing Date shall occur at the aforesaid location and time on the third business day after the date that Seller has delivered to Purchaser the 1998 PAIX Year-End Financials and the 3/31 PAIX Quarterly Financials. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

     11.2 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to the Purchaser or Sub, as appropriate, the following:

     (a) A Bill of Sale in the form set forth in EXHIBIT A, duly executed by Seller;

     (b) An Assignment and Assumption Agreement in the form set forth in EXHIBIT B, duly executed by Seller and

     (c) A cross receipt in the form satisfactory to each of Seller's legal counsel and Purchaser's legal counsel.

     (d) Subject to the last paragraph of SECTION 2.2, consents for all Contracts assigned to Sub whereby consent is required for Seller to assign such Contracts;

     (e) A closing certificate dated the Closing Date and signed by an authorized officer of Seller confirming that the conditions set forth in SECTIONS 8.1, 8.2, 8.7 (to the extent applicable to Seller), and 8.8 have been satisfied;

     (f) To the extent not previously delivered, a copy of the PAIX Financial Statements;

     (g) An affidavit stating, under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;

     (h) Properly completed and executed Internal Revenue Service Form W-8, as applicable; and

     (i) All clearance certificates or similar documents which Seller has identified as being required by a state taxing authority in order to relieve Sub of an obligation to withhold any portion of the Purchase Price.

     11.3 Deliveries by the Purchaser or Sub. At the Closing, in addition to any other documents or agreements required under this Agreement, the Purchaser or Sub, as appropriate, shall deliver to Seller the following:

     (a)  The Purchase Price to Seller at the Closing pursuant to SECTION 3.1;

     (b) A certificate of the Purchaser's secretary certifying resolutions of the board of directors of the Purchaser approving this Agreement and it Related Agreements and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Purchaser) and a certificate of Sub's secretary certifying resolutions of the board of directors of Sub approving this Agreement and its Related Agreements and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Sub);

     (c) An Assignment and Assumption Agreement in the form set forth in EXHIBIT B, duly executed by the Purchaser,

     (d) A cross receipt in the form satisfactory to each of Seller's legal counsel and Purchaser's legal counsel

     (e) A closing certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming that the conditions set forth in SECTIONS 9.1, 9.2, 9.7 (to the extent applicable to Purchaser), and 9.8 have been satisfied; and

     (f) Such other documents relating to the transactions contemplated in this Agreement and the Related Agreements as Seller may reasonably request.

     11.4 PAIX Facilities Lease. At the Closing, Sub shall execute and Seller shall procure the landlord's signature to a lease in the form attached as EXHIBIT C, pertaining to the existing PAIX facilities located at 529 Bryant Street, Palo Alto, California.

                                  ARTICLE XII

                      POST-CLOSING CONTRACTUAL OBLIGATIONS

     In connection with the transfer of assets under this Agreement, the parties agree to certain post-closing obligations as set forth in this ARTICLE
XII. In no event shall these post-closing obligations be deemed conditions, precedent or subsequent, to the sale, assignment, purchase and assumption of the Purchased Assets, nor shall any breach of these post-closing obligations affect in any way the finality of such sale, assignment, purchase and assumption of the Purchased Assets. For purposes of this ARTICLE XII, "PURCHASER'S NETWORK" or "PURCHASER'S NETWORK FACILITIES" means the dark fiber routes or loops as they exist on the Closing Date and any routes or loops that may be added thereafter by Purchaser, including any routes or loops of an entity that is acquired by

Purchaser, whether directly or indirectly, by merger, consolidation or sale of all or substantially all of Purchaser's assets. In the event the Purchaser is acquired by another entity or sells any or all of its network assets, "PURCHASER'S NETWORK" or "PURCHASER'S NETWORK FACILITIES" will mean all the dark fiber routes or loops comprising Purchaser's Network as it exists immediately prior to the Closing of such acquisition or sale (plus in the case of a partial sale of network assets by Purchaser, any additional dark fiber routes or loops acquired or added by Purchaser thereafter).

     12.1 OC3 Circuit. Purchaser (which, for the purposes of this ARTICLE XII, includes its business divisions and any 80%-owned subsidiaries, wherever located and whether existing now or in the future) will, as of the Closing Date, and for twenty years thereafter (the "Connectivity Period"), make available at no charge to Seller (which, for the purposes of this ARTICLE XII, includes its business divisions and any subsidiaries designated by Seller from time to time, wherever located and whether existing now or in the future) unrestricted and unlimited use of one OC3(1) circuit between each pair of nodes on any and all dark fiber routes or loops on Purchaser's Network. Purchaser will provide Seller with a list of all existing dark fiber routes on Purchaser's Network at the Closing date and will provide Seller with prior notice of any new proposed dark fiber routes to allow Seller to properly plan for the utilization of such routes. During the Connectivity Period, Purchaser may re-route the circuits between nodes so long as there is no material adverse effect on service quality (including up-times, bit-error rates and latency times) and Purchaser continues to provide connectivity between all node pairs on Purchaser's Network to Seller in accordance with this SECTION 12.1.

     12.2 Internet Access. In addition to the OC3 dark fiber routes provided to Seller pursuant to SECTION 12.1, Purchaser will, as of the Closing Date, make available to Seller at no charge unrestricted and unlimited use of up to a maximum of 155 Mbps bandwidth of Internet access at any of Purchaser's Network Facilities. This Internet access will have an associated service level agreement that meets or exceeds the service level agreements of any Purchaser's customers at any time during this period of Internet access. This Internet access will also provide the necessary address space, appropriate configuration and ability to advertise Seller's own addresses to ensure Seller is able to fully utilize this Internet access. To the extent that a third party manages Seller's Internet connectivity, Seller will have the right to make all or a portion of this 155 Mbps bandwidth of Internet access available to the third party for Seller's sole use, subject to Purchaser's prior approval, which approval will not be unreasonably withheld. Any elimination of Purchaser's capability to provide Internet access, whether by sale or otherwise, in no way reduces Purchaser's foregoing obligation to continue to provide 155 Mbps bandwidth of Internet access at no charge to Seller.

     12.3 Right of First Refusal. Seller will have a first right of refusal for up to 5% of the available space in all Purchaser's existing facilities to utilize as Seller sees fit for internal or resale purposes. Seller will have a right of first refusal for up to 10% of available space in Purchaser's



-----------
(1) An OC3 circuit is defined as one that provides at least 155,000,000 bits per second (155 Mbps) bandwidth.

future facilities provided Seller enters into a binding agreement on terms mutually satisfactory to Seller and Purchaser, which terms include at least a five year commitment by Seller and pricing pursuant to SECTION 12.4 below. Such agreement must be entered into by the parties prior to the beginning of any construction for such future facility. Seller will be given sufficient notice of any planned expansion of capacity to allow Seller to determine space requirements and have these requirements incorporated into Purchaser's planning process. In addition, Purchaser will make available to the Alta Vista Company, on pricing terms under SECTION 12.4 hereof, for as long as the Alta Vista Company requires it, 2,500 square feet of space suitable for the installation, operation and use of Alta Vista's computer systems in both Purchaser's San Jose and Washington D.C. facilities.

     12.4 Pricing Terms. Purchaser will make available to Seller all of Purchaser's products and services (including, without limitation, co-location space) at prices comparable to Purchaser's Top Customers. "PURCHASER'S TOP CUSTOMERS" shall be those ten customers from which Purchaser recognized the most revenue in its immediately preceding four fiscal quarters. The pricing terms to be offered to Seller for any services under this SECTION 12.4 shall be the average price paid by Purchaser's Top Customers for the same quality services in the relevant rolling four fiscal quarter period. The foregoing will apply whether Seller procures Purchaser's products and services for Seller's internal requirements or for resale to Seller's customers.

     12.5 Future Services. Purchaser will grant Seller a right to offer to Purchaser, and to any of Purchaser's customers or prospective customers to which Purchaser proposes to provide services, a range of existing Seller services, including, without limitation, Network Systems Integration Services, Operations Management Services, Customer Services, Alta Vista services and Seller.com services. Purchaser will give Seller sufficient notice consistent with the timeframe allowed for Purchaser by the customer or prospective customer to develop a proposal in connection with such service requirements.

     12.6 Reseller Programs. Each party will have the right to participate in the other party's reseller programs as they exist now or in the future, on the same basis and subject to the same qualification and other requirements as the other participants therein.

     12.7 Non-Competition. Seller will not, for a period equal to the term of one year from the Closing Date, make any direct investments, or additional direct investments in the event an investment falling within the category set forth in this provision has already occurred, in Exodus Communications, Globix, InterNap and Frontier or any of their respective subsidiaries that results in Seller acquiring a twenty percent or more ownership interest in any of their respective equity securities.

     12.8 Nonrelocation of PAIX. Purchaser will not move PAIX from its current location at 529 Bryant Street, Palo Alto, California and will take all reasonable actions required to maintain the Internet interconnection capabilities of the PAIX Business for a period of five years after the date of closing. After this time Purchaser will give Seller twelve months advanced notification of any plans to relocate the PAIX Business or the Internet interconnection capabilities of PAIX.

     12.9 Cooperation. Purchaser agrees to establish periodic management reviews with Seller to ensure that the terms of this ARTICLE XII are being carried out and to explore further business relationships between Seller and Purchaser. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party, to better evidence and reflect the transactions described in and contemplated by this ARTICLE XII, and to carry into effect the intents and purposes of this ARTICLE XII. The parties also agree to attempt to resolve, reasonably and in good faith, any disputes or issues that may arise in connection with the performance of their obligations under this ARTICLE XII.

     12.10 Termination. Except as otherwise mutually agreed by Seller and Purchaser in writing, the provisions of this ARTICLE XII shall survive the Closing and shall terminate (a) on the date specified in the pertinent provision or (b) if no date is specified, on the fifth anniversary of the Closing Date.

                                  ARTICLE XIII

                                  TERMINATION

     13.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

     (a)   With the mutual written consent of Seller and the Purchaser;

     (b) By Seller or the Purchaser, if the Closing shall not have taken place on or before July 31, 1999; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

     (c) By a party if the other party materially default under or breaches this Agreement and such default or breach is not cured by such other party within thirty days after its receipt of written notice thereof from such party.

     13.2  Effect of Termination.  If this Agreement is terminated pursuant to
SECTION 13.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in SECTION 14, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

                                  ARTICLE XIV

                                INDEMNIFICATION

     14.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period ending on the second anniversary of the Closing Date. This SECTION 14.1 shall survive the Closing Date and continue in full force and effect thereafter, but shall not limit any covenant or agreement which by its terms contemplates performance after the Closing Date.

     14.2 Indemnification by Seller. Seller agrees to indemnify the Purchaser against, and agrees to hold it harmless from, any and all Losses incurred or suffered by the Purchaser relating to or arising out of or in connection with any of the following:

     (a)  Excluded Obligations;

     (b) any liabilities or obligations resulting from the operation of the PAIX Business by Seller prior to the Closing Date unless such liability or obligation would constitute an Assumed Obligation; or

     (c) breach of its representations, warranties or covenants contained in this Agreement.

     14.3 Indemnification by the Purchaser. The Purchaser agrees to indemnify Seller against, and agrees to hold it harmless from, any and all Losses incurred or suffered by Seller relating to or arising out of or in connection with any of the following:

     (a)  the Assumed Obligations;

     (b) any liabilities or obligations resulting from the operation of PAIX by the Purchaser from and after the Closing Date unless such liability or obligation would constitute an Excluded Obligation; or

     (c) breach of its representations, warranties or covenants contained in this Agreement.

     14.4 Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under or this ARTICLE XIV except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to ARTICLE XIV), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     14.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this ARTICLE XIV except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that
(i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

      14.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in
SECTION 14.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by the court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

      14.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defense or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

      14.8 Limits of Seller to Indemnify. The Purchaser shall not be entitled to receive any disbursement with respect to any Loss under SECTION 14.2 arising in respect of any individual occurrence or circumstance unless the amount of the Loss arising in respect of such occurrence or circumstance, individually, exceeds a $10,000 level; provided, however, that in the event the aggregate Losses of the Purchaser under SECTION 14.2 shall exceed $100,000, then the Purchaser shall be entitled to recover the total of its Losses including any amounts below the $10,000 level for each such occurrence or circumstance. The Purchaser shall not be entitled to receive any disbursement with respect to any Loss under SECTION 14.2 if the amount of all such disbursements previously paid by Seller pursuant to such Section exceeds the dollar value of the Purchase Price.

     14.9 Limits of the Purchaser to Indemnify. Seller shall not be entitled to receive any disbursement with respect to any Loss under SECTION 14.3 arising in respect of any individual occurrence or circumstance unless the amount of the Loss arising in respect thereof, in the aggregate, exceeds a $10,000 level; provided, however, that in the event such aggregate Losses of Seller under
SECTION 14.3 shall exceed $100,000, then Seller shall be entitled to recover the total of its Losses under such section including any amounts below the $10,000 level for each such occurrence or circumstance. Seller shall not be entitled to receive any disbursement with respect to any Loss under SECTION
14.3 if the amount of all such disbursements previously paid pursuant to such Section exceeds the dollar value of the Purchase Price.

     14.10 Maximum Payments; Remedy. Except as otherwise provided in this
SECTION 14.10, SECTION 14.2 and SECTION 14.3 hereof, from and after the Closing Date this ARTICLE XIV shall provide the sole and exclusive remedy for any and all damages or other liability sustained or incurred by the Indemnified Parties or their successors and assigns as the result of any breach of any representation, warranty or covenant contained in this Agreement or any claim of negligent misrepresentation against the Purchaser or the Seller in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the existence of this ARTICLE XIV and of the rights and restrictions set forth herein do not limit any type of statutory or common law remedy (i.e., not based on any indemnity right provided in this ARTICLE XIV) with respect to any knowing (meaning actual knowledge) or intentional breaches of the representation and warranties or covenants of the Purchaser or the Seller contained in this Agreement or a certificate of any officer of the Purchaser or the Seller delivered pursuant to this Agreement, or in the event of fraud, provided such remedy may only be pursued against the person who committed or authorized such knowing (meaning actual knowledge) or intentional breaches of such representations, warranties or covenants.

                                   ARTICLE XV

                                 MISCELLANEOUS

     15.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

     15.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing by the Purchaser and Seller.

     15.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or from courier or a courier service with confirmed delivery, (b) on the date of transmission if sent by confirmed facsimile or (c) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

          If to Seller, addressed as follows:

          Compaq Computer Corporation
          20555 State Highway 249
          MS: 110605
          Houston, TX 77070
          Attention: Martin Spake
          Telephone No.: (281) 518-1855
          Facsimile No.: (281) 7616

          with a copy to:

          Compaq Computer Corporation
          10435 N. Tantau Avenue
          MS: CAC07-16
          Cupertino, CA 95014
          Attention: W. Crissler Calhoun, Esq.
          Telephone No.: (408) 285-4664
          Facsimile No.: (408) 285-4634

          If to the Purchaser, addressed as follows:

          AboveNet Communications Inc.
          50 W. San Fernando Street, #1010
          San Jose, California 95113
          Attention: Warren J. Kaplan, Sherman Tuan and David Rand Telephone No.: (408) 367-6666
          Facsimile No.: (408) 367-6688

          With a copy to:

          Gunderson Dettmer Stough Villenueve Franklin & Hachigian, LLP 955 Constitution Drive
          Menlo Park, California 94025
          Attention: Carla S. Newell, Esq.
          Telephone No.: (650) 321-2400
          Facsimile No.: (650) 321-2800

     Or to such other individual or address as a party hereto many designate for itself by notice given as herein provided.

     15.4 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made in Dollars in same day or immediately available funds, without any setoff, deduction or counterclaim whatsoever.

     15.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     15.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made prior to the Closing Date by a party without the written consent of the other party.

     15.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives and, in the case of ARTICLE XII, their successors-in-interest, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right. In particular, but without limitation, the provisions of ARTICLE X may not be enforced by any person or entity other than Purchaser or Seller and ARTICLE X does not create or convey any third party beneficiary rights to any person.

     15.8 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange or Nasdaq, no public announcement or other publicity regarding the transactions referred to herein shall be made by the Purchaser or Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication, which agreement shall not be unreasonably withheld.

     15.9 Further Assurances. Upon the reasonable request of the Purchaser, Seller will on and after the Closing Date execute and deliver to the Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to the Purchaser of, and to vest fully in the Purchaser title to, each of the Purchased
Assets, and to otherwise carry out the purposes of this Agreement. Similarly, upon the reasonable request of Seller, the Purchaser will on and after the Closing Date execute and deliver to Seller such other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     15.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     15.11 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion of any other rights or remedies available by law, in equity or otherwise.

      15.12 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

      15.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

      15.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            [The remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER

COMPAQ COMPUTER CORPORATION

By /s/ HAROLD F. ENRIGHT, JR.
   --------------------------------------
Name Harold F. Enright, Jr.
    -------------------------------------
Title VP Corporate Development
     ------------------------------------


DIGITAL EQUIPMENT CORPORATION

By /s/ HAROLD F. ENRIGHT, JR.
   --------------------------------------
Name Harold F. Enright, Jr.
    -------------------------------------
Title VP Strategic Business Development
     ------------------------------------

PURCHASER


ABOVENET COMMUNICATIONS INC.

By /s/ WARREN J. KAPLAN
   --------------------------------
Name Warren J. Kaplan
    -------------------------------
Title President and CEO
     ------------------------------

SUB

PX ACQUISITION CORP.

By /s/ WARREN J. KAPLAN                 By /s/ DAVE ROUND
   --------------------------------        ------------------------------------
Name Warren J. Kaplan                   Name Dave Round
    -------------------------------         -----------------------------------
Title President                         Title CTO
     ------------------------------          ----------------------------------


By /s/ SHERMAN TUAN
   --------------------------------
Name Sherman Tuan
    -------------------------------
Title CFO
     ------------------------------